INTERNATIONAL FLAVORS & FRAGRANCES INC SC 13D

Exhibit 99.4

Execution Copy

VOTING AGREEMENT

by and

between

DUPONT DE NEMOURS, INC.

and

WINDER INVESTMENT PTE. LTD.

DATED AS OF DECEMBER 15, 2019

VOTING AGREEMENT

VOTING AGREEMENT, dated as of December 15, 2019 (the “Agreement”), by and between DuPont de Nemours, Inc., a Delaware corporation (“Remainco”), and Winder Investment Pte. Ltd., a private company limited by shares and incorporated in Singapore (the “Shareholder”).

WHEREAS, concurrently with the execution of this Agreement, Remainco, Nutrition & Biosciences, Inc., a Delaware corporation and wholly owned subsidiary of Remainco (“Spinco”), International Flavors & Fragrances Inc., a New York corporation (“RMT Partner”), Neptune Merger Sub Inc., a Delaware corporation and newly formed direct wholly owned Subsidiary of RMT Partner (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) (terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which Merger Sub shall merge with and into Spinco (the “Merger”) with Spinco continuing as the surviving corporation;

WHEREAS, the Board of Directors of RMT Partner has (a) approved and deemed advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and the RMT Partner Share Issuance, (b) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interest of RMT Partner and its shareholders and (c) resolved to recommend the approval by the shareholders of RMT Partner of the RMT Partner Share Issuance;

WHEREAS, as of the date hereof, the Shareholder is the registered holder and beneficial owner (for purposes of this Agreement, “beneficial owner” (including “beneficially own” and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) of (i) the number of shares of RMT Partner Common Stock set forth on Schedule I hereto (such shares, together with any other equity securities of RMT Partner acquired (including any equity securities of RMT Partner of which power to dispose of or voting control is acquired) by the Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (including, but not limited to, any RMT Partner Common Stock acquired upon exercise of any RMT Partner Options that vest before or during such period), collectively, the “Subject Shares”), and (ii) the number of rights, warrants, convertible securities or options to acquire or subscribe for any shares or other securities of RMT Partner (collectively, the “RMT Partner Options”) set forth on Schedule I hereto;

WHEREAS, as an inducement to Remainco’s willingness to enter into the Merger Agreement, the Shareholder has agreed to enter into this Agreement and vote its Subject Shares as described herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE I
VOTING MATTERS

Section 1.1        Agreement to Vote. The Shareholder hereby agrees that, from and after the date hereof until the termination of this Agreement, at any duly called meeting (including any adjournment or postponement thereof) of the RMT Partner shareholders, and in any other circumstance upon which a vote, consent or other approval (including an action by written consent) is sought from the RMT Partner shareholders, the Shareholder shall, if a meeting is held (including any adjournment or postponement thereof), appear at the meeting, in person or by proxy, or otherwise cause the Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote, consent or approve (or cause to be voted, consented or approved), in person or by proxy, all the Subject Shares (a) in favor of the RMT Partner Share Issuance and any proposal or action presented to effectuate the foregoing; and (b) against any proposal or action to approve any action or agreement that the Shareholder is aware would result in a breach of any covenant, representation or warranty or any other obligation or agreement of RMT Partner or any RMT Partner Subsidiary under the Merger Agreement. The Shareholder agrees that any vote by the Shareholder that is not in accordance with this Section 1.1 shall be considered null and void. The Shareholder shall not enter into any agreement or understanding with any Person prior to the termination of this Agreement to vote or give instructions in a manner inconsistent with this Section 1.1.

Section 1.2        Irrevocable Proxy and Power of Attorney. Solely in the event of a failure by the Shareholder to act in accordance with the Shareholder’s obligations as to voting pursuant to Section 1.1, the Shareholder hereby irrevocably (to the fullest extent permitted by Law) grants to and appoints Edward Breen and Erik Hoover (each, an “Attorney”), in their respective capacities as officers of Remainco, and each of them individually, the Shareholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of the Shareholder, to represent, vote and exercise all voting and related rights, sign or execute forms of proxy and/or such other deeds or documents (including under seal, if necessary or desirable) and to do such other acts and things as may be necessary (including, without limitation, the power to execute and deliver written consents) with respect to the Subject Shares owned or held by the Shareholder regarding the matters referred to in Section 1.1 and as necessary to give effect to the Shareholder’s obligations under this Agreement until the termination of this Agreement in accordance with Section 4.1, to the same extent and with the same effect as the Shareholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to this Section 1.2 is coupled with an interest and shall be irrevocable to the extent permitted by Law. The Shareholder will take such further action and will execute such other instruments as may be necessary to effectuate the intent of this proxy. The Shareholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Shareholder’s Subject Shares that may have heretofore been appointed or granted with respect to the matters referred to in this Section 1.2, and no subsequent proxy (whether revocable or irrevocable) or power of attorney shall be given by the Shareholder with respect to the matters referred to in this Section 1.2. Any action authorized under this power of attorney may be taken by any such person acting alone. The Shareholder irrevocably undertakes to ratify any act committed in the exercise of the power under Section 1.2 if called upon to do so. The Shareholder undertakes and agrees: (i) to indemnify the Attorney and against all actions, claims, demands, proceedings, costs, charges, expenses and other liabilities whatsoever which may be made against the Attorney or for which the Attorney may become liable by reason of acting pursuant to this power of attorney; and (ii) that the Attorney shall not be liable to the Shareholder for any loss or damage occurring as a result of any act or omission made by the Attorney by reason of acting pursuant to this power of attorney.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder hereby represents and warrants to Remainco as follows:

Section 2.1        Corporate Existence; Authorization. The Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming due execution and delivery by Remainco, this Agreement constitutes a legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles.

Section 2.2        No Conflict; Required Filings and Consents.

(a)       The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not, (i) conflict with or violate the certificate of incorporation, limited liability company agreement or equivalent organizational documents of the Shareholder; (ii) conflict with or violate any applicable Law by which any property or asset of the Shareholder is bound or affected; or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Subject Shares (other than pursuant to this Agreement) pursuant to, any mortgage, deed of trust, charge, pledge or other similar obligation (including any trust agreement, voting agreement, shareholders agreement or voting trust), except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay the ability of the Shareholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b)      The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the ability of the Shareholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The approval of the Shareholder’s shareholders is not required to effect the transactions contemplated by this Agreement.

Section 2.3        Ownership of Shares. The Shareholder is the registered holder and beneficial owner of the Subject Shares. The Shareholder has no other rights or interests to, or any rights, warrants, convertible securities or options to acquire or subscribe for any shares or other securities of RMT Partner. The Shareholder has sole right to vote all of the Subject Shares and sole power of disposition with respect to all of the Subject Shares. The Subject Shares are all the securities of RMT Partner owned, either of record or beneficially, and/or controlled by the Shareholder as of the date hereof. The Subject Shares owned by the Shareholder are free and clear of all Liens, other than any Liens created by this Agreement. The Shareholder has not appointed or granted any proxy or power of attorney or delivered any voting instruction forms or other voting documents inconsistent with this Agreement, which appointment, grant or delivery is still effective, with respect to the Subject Shares.

Section 2.4         Reliance. The Shareholder understands and acknowledges that Remainco is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

Section 2.5        No Material Delay. There is no Action pending against or threatened in writing against the Shareholder of any of its Affiliates or Representatives which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would reasonably be expected to prevent or materially delay the ability of the Shareholder to perform its obligations hereunder.

ARTICLE III
COVENANTS OF THE SHAREHOLDER

The Shareholder hereby covenants and agrees as follows:

Section 3.1         Restriction on Transfer of Shares. The Shareholder shall not, directly or indirectly: (i) offer for sale, sell (including short sales), transfer or otherwise dispose of (including by gift or in connection with the existing share redemption scheme), or consent to the offer for sale, sale, transfer or other disposition of (any of the foregoing, a “Transfer”), any or all of the Subject Shares, except to any Affiliate of the Shareholder who agrees in writing to be bound by the terms of this Agreement or Transfers which occur by operation of law to a Person who agrees in writing to be bound by the terms of this Agreement or with Remainco’s prior written consent; (ii) other than as set forth in this Agreement, grant any proxies or powers of attorney, deliver any voting instruction form or other voting instruction, deposit into a voting trust or enter into any other voting arrangement, in each case with respect to any or all of the Subject Shares; or (iii) commit or agree to take any of the foregoing actions. For the avoidance of doubt, nothing in this Section 3.1 shall prohibit the Shareholder from engaging in customary hedging, securities lending or similar arrangements with respect to the Subject Shares so long as such arrangements do not limit the Shareholder’s ability to comply with its obligations under Article 1.

Section 3.2         Certain Events. The Shareholder agrees with, and covenants to, Remainco that (a) this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including without limitation the Shareholder’s administrators, successors or receivers and (b) the Shareholder shall not request that RMT Partner register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Subject Shares, unless such transfer is made in compliance with this Agreement.

Section 3.3         Documentation and Information. The Shareholder hereby consents to and authorizes the publication and disclosure by Remainco and RMT Partner and their

Affiliates of such Shareholder’s identity and holdings of Subject Shares and of the nature of the Shareholder’s commitments and obligations under this Agreement, including a copy of this Agreement, in, each case, in (a) any announcement or disclosure of the Merger Agreement or the transactions contemplated thereby and (b) to the extent required by any Governmental Authority, in any registration statement or prospectus of Spinco or RMT Partner, as applicable, or any other disclosure document required by Law (including providing a copy of this Agreement in such disclosure). The Shareholder agrees promptly to give to Remainco and RMT Partner any information they may reasonably require (including in connection with the rules and regulations of the SEC) for the preparation of any disclosure documents (including a Form 10 or Forms S-1/S-4) or any other documents necessary in connection with the transactions contemplated hereby and to notify them of any required corrections with respect to any written information supplied by the Shareholder specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

Section 3.4         Further Assurances.

(a)        Each of the parties shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as the other party reasonably may deem necessary or appropriate to carry out and effectuate the purpose and intent of this Agreement.

(b)       The Shareholder agrees, which this Agreement is in effect, to notify Remainco promptly in writing of the number and description of Subject Shares or RMT Partner Options acquired by the Shareholder after the date hereof which are not set forth on Schedule I hereto.

(c)       The Shareholder acknowledges and agrees that, during the term of this Agreement, the obligations of the Shareholder specified in Section 1.1 shall not be affected by any RMT Partner Change in Recommendation.

(d)       The Shareholder agrees not to take any other action with the knowledge and intent that it would in any way make any representation or warranty of the Shareholder untrue or incorrect in any material respect or otherwise restrict, limit or interfere in any material respect with the performance of the Shareholder’s obligations hereunder.

ARTICLE IV
MISCELLANEOUS

Section 4.1         Termination. This Agreement shall automatically terminate, and neither Remainco nor the Shareholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect, upon the earliest to occur of (a) the mutual consent of all of the parties hereto, (b) the receipt of the RMT Partner Shareholder Approval, (c) September 30, 2020, (d) the date of termination of the Merger Agreement in accordance with its terms and (e) if either (i) any Competing Proposal or Superior Proposal shall have been adopted by two-thirds of the votes of all outstanding shares of RMT Partner Common Stock entitled to vote thereon or (ii) there shall have been validly tendered and not validly withdrawn in favor of any Competing Proposal or Superior Proposal a number of shares of RMT Partner Common Stock that would represent at least two-thirds of the vote of all outstanding shares of RMT Partner Common Stock (it being agreed and understood that the Shareholder shall not vote, or tender, any Subject Shares in favor of any Competing Proposal or Superior Proposal prior to the termination of this Agreement).

Section 4.2         Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the termination of this Agreement. This Section 4.2 shall not (x) limit any covenant or agreement of the parties contained herein which by its terms contemplates performance after the termination of this Agreement (including this Article IV) or (y) relieve any party hereto from any liability for any fraud or Willful Breach of this Agreement occurring prior to such termination. Each party shall be entitled to any remedies at law or in equity to recover its losses arising from any such pre-termination breach described in clause (y).

Section 4.3         Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given (a) on the date sent by email of a portable document format (PDF) document (provided, however, that notice given by email shall be effective unless either (i) a duplicable copy of such email notice is promptly given one of the other methods described in this Section 4.3 or (ii) the receiving party delivers a written confirmation of reception of such notice either by email or any other method described in this Section 4.3 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and, in each case, addressed to a party at the address for such party set forth on a schedule to be delivered by each party to the address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.3):

if to Remainco, to:

DuPont de Nemours, Inc.
974 Centre Road, Building 730
Wilmington, DE 19805
Attn: General Counsel
Email: Erik.T.Hoover@dupont.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Brandon Van Dyke
Email: brandon.vandyke@skadden.com

if to the Shareholder, to:

Winder Investment Pte. Ltd.
8 Robinson Road
#03-00 ASO Building
Singapore 048544
Attn: Directors

with copies (which shall not constitute notice) to:

Freemont Capital Pte. Ltd.
8 Robinson Road
#03-00 ASO Building
Singapore 048544
Attn: Jennifer Fan
jennifer.fan@freemont.capital

Section 4.4         Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning of this Agreement.

Section 4.5         Severability. In the event any one or more of the provisions contained in this Agreement, or the application of any provision to any Person or circumstance, should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the intent of the parties.

Section 4.6         Complete Agreement. This Agreement shall constitute the entire agreement between the parties relating to the transactions contemplated hereby and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.

Section 4.7         Assignment. Neither party may assign its rights or delete its duties under this Agreement without the written consent of the other party and any attempted assignment or delegation in breach of this Section 4.7 shall be null and void. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the parties and their respective successors and permitted transferees and assigns. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties, any rights or remedies under or by reason of this Agreement.

Section 4.8         Parties in Interest. Notwithstanding anything to the contrary in this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against, the parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, financing sources, managers, members, partners, agents or representatives of any party, in each case, who is not a party to this Agreement, shall have any liability for any obligations of the Parties hereto or for any claim based on, in respect of, or by reason of, the transaction contemplated hereby.

Section 4.9         Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)        This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

(b)       Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, the United States District Court for the District of Delaware (or, if such court shall not have jurisdiction, any state court in the state of Delaware), and any appellate court from any appeal thereof, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, and each party hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such other courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Court of Chancery of the State of Delaware or such other courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware or such other courts. Each party agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to service of process in the manner provided for notices in Section 4.3. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

(c)       EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.9(C).

Section 4.10         Amendments and Waivers.

(a)       Either party may, at any time prior to the RMT Partner Shareholder Approval, by action taken by its board of directors, or officers thereunto duly authorized, waive any terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the parties of any breach hereunder shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. The failure or delay of either party to assert any of its rights hereunder or otherwise shall not constitute a waiver of such rights. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver.

(b)         This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the parties in the same manner as this Agreement and which makes reference to this Agreement.

Section 4.11         Specific Performance. The parties acknowledge and agree that irreparable harm would occur in the event that the parties do not perform any provision of this Agreement in accordance with its terms or otherwise breach this Agreement and the remedies at law for any breach or threatened, including monetary damages, are inadequate compensation for any Loss. Accordingly, in the event of any actual or threatened (whether or not in writing) default in, or breach of, any of the terms, conditions and provisions of this Agreement, the parties agree that the party to this Agreement who is thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement without the necessity of proving actual damages or the inadequacy of monetary damages as a remedy, in addition to any other remedy to which such party is entitled at law or in equity. Without limiting the generality of the foregoing, the parties hereto agree that each party shall be entitled to enforce specifically the other parties’ obligations to consummate the transactions contemplated by this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that any defense in any Action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 4.12         Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the parties. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

IN WITNESS WHEREOF, a duly authorized representative of each of the parties hereto have executed this Agreement as of the date first above written.

DUPONT DE NEMOURS, INC.

By:
Name: Marc Doyle
Title: Chief Executive Officer

[Signature Page to the Voting Agreement]

IN WITNESS WHEREOF, a duly authorized representative of each of the parties hereto have executed this Agreement as of the date first above written.

By:
Name: Title:

For and on behalf of Winder Investment Pte. Ltd.

By:
	Name: SHARON YAM	WILLIAM LEXMOND
	Title: DIRECTOR	DIRECTOR

SCHEDULE I

Shareholder Name	Subject Shares	RMT Partner Options
Winder Investment Pte. Ltd.	20,300,000	2,958,500 6.00% Tangible Equity Units